Exhibit 99.1


                                                              NASDAQ SYMBOL:VFSC
                                                                    NEWS RELEASE
                                                           For Immediate Release

                                                      For Additional Information
                                                      Contact: J.D. Hashagen Jr.
                                                                 President & CEO
                                                                  (802) 258-4000

--------------------------------------------------------------------------------

           VERMONT FINANCIAL SERVICES CORP. AND EASTERN BANCORP, INC.
                                 ANNOUNCE MERGER


Burlington, Vermont -- November 14, 1996 -- Vermont Financial Services Corp. (NASDAQ:VFSC) and Eastern Bancorp, Inc. (NASDAQ:EBCP) announced today that they have signed a definitive agreement under which VFSC ("VFSC") will acquire EBCP in a tax-free merger involving an exchange of stock and cash. EBCP is the holding company for Vermont Federal Bank, FSB, which operates 15 branches in Vermont and 10 branches in southern New Hampshire through First Savings of New Hampshire, an operating division of Vermont Federal Bank.

The acquisition will result in VFSC becoming a $2.1 billion asset bank holding company. The acquisition will add an additional $640 million in retail and commercial deposits to VFSC's existing franchise. Significantly, in Vermont the transaction will give VFSC a 19% statewide deposit market share and a 17% deposit market share in Chittenden County, the state's largest market. In southern New Hampshire, the combined company will continue to do business as First Savings of New Hampshire, providing VFSC with attractive new markets for the full range of its commercial banking products and services. The acquisition, which is expected to close in the second quarter of 1997, will be accounted for by the purchase method of accounting, and is expected to be accretive to VFSC's earnings by 1997 calendar year end.

Under the terms of the agreement, EBCP shareholders will receive stock and/or cash equal to the sum of $7.25 plus the product of 0.49 times the average closing bid price of VFSC common stock for a twenty-trading day period ending shortly before the effective time of the merger. Prior to closing each EBCP shareholder may elect to receive either stock or cash or a combination of both in exchange for the EBCP shares. The acquisition price will be identical without regard to whether a shareholder has elected to receive stock or cash or a combination. Based on a twenty day average closing bid price of VFSC common stock at November 13, 1996 of $34.66, the transaction would be valued at $89.1 million and EBCP shareholders would be entitled to receive stock and/or cash equal to approximately $24.23 for each share of EBCP common stock. The total amount of cash to be paid and the number of shares to be issued by VFSC in the acquisition are fixed, subject to certain dollar adjustments noted below. Based upon EBCP's unaudited September 30, 1996 financial statements and the transaction value indicated above, the price payable to EBCP shareholders would represent 1.40 times book value and, excluding the one-time special statutory assessment to be paid by EBCP to capitalize the Savings Association Insurance Fund, 15.6 times trailing twelve month earnings.

John D. Hashagen, Jr., President and Chief Executive Officer of VFSC said "This merger creates a $2 billion community banking company with a #1 position in Vermont and smaller positions in its two adjacent states. The improved market position of the combined company, the improved operating efficiencies and the cross-selling opportunities make this a compelling merger story. On top of this both companies have similar traditions of high quality customer service and commitment to their employees. We are confident that this merger will be beneficial to our customers, employees and shareholders."

John Cobb, President and Chief Executive Officer of Eastern Bancorp adds "This merger with Vermont Financial Services Corp. represents a truly extraordinary opportunity for the shareholders and employees of Eastern Bancorp and its subsidiary, Vermont Federal Bank. In combining with VFSC our organization will be recognized as a part of one of the strongest and most profitable emerging regional bank holding companies in New England.

"Vermont Federal Bank and First Savings customers will now have access to an expanded array of financial services including commercial and small business loans, trust services as well as additional service outlets in which to do business. With a significant presence in Vermont, New Hampshire and western Massachusetts, our current employees will have added opportunities for continued personal and professional growth."

In terms of price adjustment provisions to the acquisition price, if VFSC's average closing prices during the applicable twenty-trading day valuation period is between $29.54 and $39.96 each share of EBCP common stock shall become and be converted into stock or cash equal to the sum of $7.25 plus the product of 0.49 times such average closing price of VFSC common stock. If the average VFSC closing price during the valuation period is greater than or equal to $39.96, then the acquisition price shall equal $26.83. If the average VFSC closing price during the valuation period is less than or equal to $29.54 but greater than or equal to $26.06, then the acquisition price shall equal $21.72. If the average VFSC closing price during the valuation period is below $26.06, the acquisition price shall equal the sum of $7.25 plus the product of 0.5553 times such average closing price of VFSC common stock. Notwithstanding the foregoing, if VFSC's average closing price during the valuation period is below $26.06, EBCP can terminate the transaction unless VFSC agrees to adopt $21.72 as the adjusted acquisition price.

The definitive agreement has been unanimously approved by the boards of directors of both VFSC and EBCP. The acquisition is now subject to approval by the shareholders of both companies and regulatory authorities, including the Federal Reserve Board, as well as usual and customary closing conditions. EBCP has granted VFSC an option, exercisable under certain conditions, to purchase a number of newly issued shares of EBCP common stock equal to 19.9 percent of the total number of currently outstanding EBCP shares. If the option becomes exercisable, then EBCP would also be required to pay to VFSC a cash payment of $1 million.

Tucker Anthony Incorporated is serving as financial adviser to Vermont Financial Services Corp., and McConnell, Budd and Downes, Inc. is representing Eastern Bancorp, Inc. in the transaction.

Vermont Financial Services Corp., headquartered in Brattleboro, Vermont is the holding company for Vermont National Bank and United Bank, a Massachusetts savings bank. Vermont National Bank and United Bank combined have 38 banking offices extending from western Massachusetts to northern Vermont. VFSC, through its banking subsidiaries, provides a full range of commercial and personal banking products and services to individuals and businesses throughout Vermont, western Massachusetts and adjacent markets.


Contacts:         John D. Hashagen, President & CEO
                  Vermont Financial Services Corp. (802) 258-4000, or

                  John Cobb, President
                  David Humphrey, EVP
                  Eastern Bancorp, Inc. (802) 879-9000


                                      ENDIT


                                       -3-